                                                                    EXHIBIT 99.1

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

  Report of independent public accountants..................     F-2

  Combined balance sheets as of December 31, 1999 and
    2000....................................................     F-3

  Combined statements of operations for the three years
    ended December 31, 2000.................................     F-4

  Combined statements of allocated net worth for the three
    years ended December 31, 2000...........................     F-5

  Combined statements of cash flows for the three years
    ended December 31, 2000.................................     F-6

  Notes to combined financial statements....................     F-7

                            ------------------------

    You should understand the following when reading the combined financial statements of the WorldCom group, which is an integrated business of WorldCom,
Inc.:

    - WorldCom has presented the combined financial statements of the WorldCom group at substantially the same level of detail as the consolidated financial statements of WorldCom. WorldCom believes that investors will require detailed financial information for the WorldCom group to properly evaluate the market potential of WorldCom group stock.

    - the WorldCom group is a collection of WorldCom's data, Internet, international and commercial voice businesses and is not a separate legal entity;

    - the holders of the WorldCom group stock are shareholders of WorldCom and do not have an ownership interest in the WorldCom group or any company in the WorldCom group or a claim on any of the assets attributed to the WorldCom group;

    - the attribution of a portion of WorldCom's assets and liabilities to the WorldCom group does not affect WorldCom's ownership of these assets or responsibility for these liabilities and does not affect the rights of any creditor of WorldCom; and

    - the assets attributed to the WorldCom group could be subject to the liabilities attributed to the MCI group.

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

      To the Shareholders of WorldCom, Inc.:

    We have audited the accompanying combined balance sheets of WorldCom group (an integrated business of WorldCom, Inc.) (as described in Note 1) as of December 31, 1999 and 2000, and the related combined statements of operations, allocated net worth and cash flows for each of the years in the two-year period ended December 31, 2000. These financial statements are the responsibility of WorldCom, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the WorldCom group combined financial statements referred to above present fairly, in all material respects, the combined financial position of WorldCom group as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the combined financial statements, effective January 1, 2000, WorldCom group changed its method of accounting for certain activation and installation fee revenues and expenses.

    WorldCom group is a fully integrated business of WorldCom, Inc. Accordingly, as described in Note 1, WorldCom group's combined financial statements have been derived from the consolidated financial statements and accounting records of WorldCom, Inc. and, therefore, reflect certain assumptions and allocations. As more fully discussed in Note 1, the combined financial statements of WorldCom group should be read in conjunction with the audited consolidated statements of WorldCom, Inc.

    The financial statements of WorldCom group as of and for the year ended December 31, 1998, were not audited by us and, accordingly, we do not express an opinion on them.

ARTHUR ANDERSEN LLP

Jackson, Mississippi
March 30, 2001

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                            COMBINED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   806    $   720
  Accounts receivable, net of allowance for bad debts of
    $440 in 1999
    and $1,018 in 2000......................................    3,737      4,980
  Deferred tax asset........................................    2,565        131
  Other current assets......................................      953      1,612
  Receivable from MCI group, net............................      976      1,625
                                                              -------    -------
      Total current assets..................................    9,037      9,068
                                                              -------    -------
Property and equipment:
  Transmission equipment....................................   14,312     19,883
  Communications equipment..................................    4,323      5,873
  Furniture, fixtures and other.............................    6,765      8,666
  Construction in progress..................................    5,179      6,727
                                                              -------    -------
                                                               30,579     41,149
  Accumulated depreciation..................................   (4,352)    (5,972)
                                                              -------    -------
                                                               26,227     35,177
                                                              -------    -------
Goodwill and other intangible assets........................   37,252     36,685
Other assets................................................    4,717      4,963
                                                              -------    -------
                                                              $77,233    $85,893
                                                              =======    =======
LIABILITIES AND ALLOCATED NET WORTH
Current liabilities:
  Short-term debt and current maturities of long-term
    debt....................................................  $ 5,015    $ 7,200
  Accounts payable and accrued line costs...................    3,731      3,584
  Other current liabilities.................................    3,948      3,429
                                                              -------    -------
      Total current liabilities.............................   12,694     14,213
                                                              -------    -------
Long-term liabilities, less current portion:
  Long-term debt............................................    7,128     11,696
  Deferred tax liability....................................    4,229      2,683
  Other liabilities.........................................    1,047        965
                                                              -------    -------
      Total long-term liabilities...........................   12,404     15,344
                                                              -------    -------
Commitments and contingencies
Minority interests..........................................    2,599      2,592
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely junior
  subordinated deferrable interest debentures of the Company
  and other redeemable preferred securities.................      798        798
Allocated net worth.........................................   48,738     52,946
                                                              -------    -------
                                                              $77,233    $85,893
                                                              =======    =======

   The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN MILLIONS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                 1998         1999        2000
                                                              -----------   ---------   ---------
                                                              (UNAUDITED)
Revenues....................................................    $ 9,809      $19,736     $22,755
                                                                -------      -------     -------
Operating expenses:
  Line costs................................................      4,801        7,905       8,745
  Selling, general and administrative.......................      2,212        4,195       5,689
  Depreciation and amortization.............................      1,744        3,013       3,280
  In-process research and development and other charges.....      2,474           (8)         --
                                                                -------      -------     -------
      Total.................................................     11,231       15,105      17,714
                                                                -------      -------     -------
Operating income (loss).....................................     (1,422)       4,631       5,041
Other income (expense):
  Interest expense..........................................       (180)        (460)       (458)
  Miscellaneous.............................................         44          237         385
                                                                -------      -------     -------
Income (loss) before income taxes, minority interests,
  cumulative effect of accounting change and extraordinary
  items.....................................................     (1,558)       4,408       4,968
Provision for income taxes..................................        409        1,856       1,990
                                                                -------      -------     -------
Income (loss) before minority interests, cumulative effect
  of accounting change and extraordinary items..............     (1,967)       2,552       2,978
Minority interests..........................................        (93)        (186)       (305)
                                                                -------      -------     -------
Income (loss) before cumulative effect of accounting change
  and extraordinary items...................................     (2,060)       2,366       2,673
Cumulative effect of accounting change (net of income tax of
  $43 in 2000)..............................................         --           --         (75)
Extraordinary items (net of income taxes of $78 in 1998)....       (129)          --          --
                                                                -------      -------     -------
Net income (loss) before distributions on subsidiary trust
  and other mandatorily redeemable preferred securities and
  preferred dividend requirements...........................     (2,189)       2,366       2,598
Distributions on subsidiary trust and other mandatorily
  redeemable preferred securities...........................         18           63          64
Preferred dividend requirement..............................         24            9           1
                                                                -------      -------     -------
Net income (loss)...........................................    $(2,231)     $ 2,294     $ 2,533
                                                                =======      =======     =======

   The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                   COMBINED STATEMENTS OF ALLOCATED NET WORTH

                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                                 (IN MILLIONS)

                                                                                     FOREIGN
                                                                      UNREALIZED    CURRENCY
                                                         ATTRIBUTED    HOLDING     TRANSLATION   ALLOCATED
                                                          CAPITAL        GAIN      ADJUSTMENT    NET WORTH
                                                         ----------   ----------   -----------   ---------
Balances, December 31, 1997............................    $19,148       $ 34         $ (30)      $19,152
Funds attributed from WorldCom, Inc....................     25,831         --            --        25,831
Advances to MCI group, net.............................       (551)        --            --          (551)
Other comprehensive loss (net of taxes and
  reclassifications):
Net loss before distributions on subsidiary trust and
  other mandatorily redeemable preferred securities and
  preferred dividend requirements......................     (2,189)        --            --        (2,189)
Cash dividends on preferred stock and distributions on
  trust securities.....................................        (42)        --            --           (42)
Net change in unrealized holding gain on marketable
  equity securities....................................         --         88            --            88
Foreign currency adjustment............................         --         --             2             2
                                                                                                  -------
        Total comprehensive loss.......................                                            (2,141)
                                                           -------       ----         -----       -------
Balances, December 31, 1998............................     42,197        122           (28)       42,291
Funds attributed from WorldCom, Inc....................      1,935         --            --         1,935
Advances from MCI group, net...........................      2,097         --            --         2,097
Other comprehensive income (net of taxes and
  reclassifications):
Net income before distributions on subsidiary trust and
  other mandatorily redeemable preferred securities and
  preferred dividend requirements......................      2,366         --            --         2,366
Cash dividends on preferred stock and distributions on
  trust securities.....................................        (72)        --            --           (72)
Net change in unrealized holding gain on marketable
  equity securities....................................         --        453            --           453
Foreign currency adjustment............................         --         --          (332)         (332)
                                                                                                  -------
        Total comprehensive income.....................                                             2,415
                                                           -------       ----         -----       -------
Balances, December 31, 1999............................     48,523        575          (360)       48,738
Funds attributed from WorldCom, Inc....................        770         --            --           770
Advances from MCI group, net...........................      1,592         --            --         1,592
Other comprehensive income (net of taxes and
  reclassifications):
Net income before distributions on subsidiary trust and
  other mandatorily redeemable preferred securities and
  preferred dividend requirements......................      2,598         --            --         2,598
Cash dividends on preferred stock and distributions on
  trust securities.....................................        (65)        --            --           (65)
Net change in unrealized holding gain on marketable
  equity securities....................................         --       (230)           --          (230)
Foreign currency translation adjustment................         --         --          (457)         (457)
                                                                                                  -------
        Total comprehensive income.....................                                             1,846
                                                           -------       ----         -----       -------
Balances, December 31, 2000............................    $53,418       $345         $(817)      $52,946
                                                           =======       ====         =====       =======

Note: Amounts presented prior to December 31, 1998 are unaudited.

   The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                                   1998              1999              2000
                                                              ---------------   ---------------   ---------------
                                                                (UNAUDITED)
Cash flows from operating activities:
Net income (loss) before distributions on subsidiary trust
  and other mandatorily redeemable preferred securities and
  preferred dividend requirements...........................      $(2,189)          $ 2,366          $  2,598
Adjustments to reconcile net income (loss) before
  distributions on subsidiary trust and other mandatorily
  redeemable preferred securities and preferred dividend
  requirements to net cash provided by operating activities:
  Extraordinary items.......................................          129                --                --
  Cumulative effect of accounting change....................           --                --                75
  Minority interests........................................           93               186               305
  In-process research and development and other charges.....        2,474                (8)               --
  Depreciation and amortization.............................        1,744             3,013             3,280
  Provision for losses on accounts receivable...............          212               330             1,091
  Provision for deferred income taxes.......................          626             2,510             1,410
  Accreted interest on debt.................................           25                --                --
  Change in assets and liabilities, net of effect of
    business combinations:
    Accounts receivable.....................................         (483)             (941)           (2,391)
    Receivable from MCI group, net..........................         (259)             (555)             (649)
    Other current assets....................................         (209)              119              (582)
    Accounts payable and other current liabilities..........          411               746               624
  Other.....................................................          (40)             (414)             (431)
                                                                  -------           -------          --------
Net cash provided by operating activities...................        2,534             7,352             5,330
                                                                  -------           -------          --------
Cash flows from investing activities:
  Capital expenditures......................................       (4,523)           (7,036)           (9,368)
  Capital expenditures, Embratel and undersea cables........         (369)             (893)           (1,616)
  Acquisitions and related costs............................       (1,811)             (786)              (14)
  Increase in intangible assets.............................         (300)             (389)             (771)
  Proceeds from the sale of SHL.............................           --             1,640                --
  Proceeds from disposition of marketable securities and
    other long-term assets..................................          202             1,940               676
  Increase in other assets..................................         (384)           (1,956)           (1,696)
  Decrease in other liabilities.............................         (121)             (565)             (823)
                                                                  -------           -------          --------
Net cash used in investing activities.......................       (7,306)           (8,045)          (13,612)
                                                                  -------           -------          --------
Cash flows from financing activities:
  Principal borrowings (repayments) on debt, net............        6,390            (2,894)            6,377
  Attributed stock activity of WorldCom, Inc................          472               886               585
  Distributions on subsidiary trust mandatorily redeemable
    preferred securities....................................          (18)              (63)              (64)
  Dividends paid on preferred stock.........................          (24)               (9)               (1)
  Redemption of Series C preferred stock....................           --                --              (190)
  Advances (to) from MCI group, net.........................         (551)            2,097             1,592
  Other.....................................................           48                --               (84)
                                                                  -------           -------          --------
Net cash provided by financing activities...................        6,317                17             8,215
Effect of exchange rate changes on cash.....................           --              (221)              (19)
                                                                  -------           -------          --------
Net increase (decrease) in cash and cash equivalents........        1,545              (897)              (86)
Cash and cash equivalents at beginning of period............          158             1,703               806
                                                                  -------           -------          --------
Cash and cash equivalents at end of period..................      $ 1,703           $   806          $    720
                                                                  =======           =======          ========

   The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES--

DESCRIPTION OF BUSINESS AND ORGANIZATION:

    Organized in 1983, WorldCom, Inc., a Georgia corporation (the "Company") provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. The Company is a global communications company utilizing an "on-net" strategy based on being able to provide service through its own facilities throughout the world instead of being restricted to a particular geographic location. The on-net approach allows the Company's customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving the Company's networks. The on-net approach provides the Company's customers with superior reliability and low operating costs. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

    The Company's core business is communications services, which includes voice, data, Internet and international services. The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

BASIS OF COMBINATION AND PRESENTATION:

    On November 1, 2000, the Company announced a realignment of its businesses with the distinct customer bases they serve. While WorldCom, Inc. will remain the name of the company, it will create two separately traded tracking stocks:

    - WorldCom group stock ("WorldCom stock") is intended to reflect the performance of the Company's data, Internet, international and commercial voice businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "WCOM", and

    - MCI group stock ("MCI stock") is intended to reflect the performance of the Company's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "MCIT".

    A tracking stock is a separate class of a company's common stock intended to provide a return to investors based upon the financial performance of a distinct business unit of the company, sometimes referred to as the targeted business. These targeted businesses are collections of businesses that the Company has grouped together in order for the Company to issue WorldCom stock and MCI stock. The ownership of the targeted business does not change, and while each of the classes of stock trade separately, all shareholders are common shareholders of a single company, WorldCom, Inc., and will be subject to all risks of an investment in the Company as a whole.

    Under the plan, which must be approved by the Company's shareholders, the Company will amend its articles of incorporation to effect a recapitalization that will replace the Company's existing common stock with two new series of Company common stock that are intended to reflect, or track, the performance of the businesses attributed to WorldCom group and MCI group. The Company expects to hold its shareholder meeting to vote on the recapitalization in the first half of 2001, and to effect the recapitalization shortly after the Company receives the necessary shareholder approval. No regulatory approvals are expected to be required.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
    If the Company's shareholders approve the recapitalization, each share of the Company's existing common stock will be changed into one share of WorldCom stock and 1/25 of a share of MCI stock. After the recapitalization, a common shareholder's ownership in WorldCom, Inc. will then be represented by two stocks: WorldCom stock and MCI stock.

    All assets reported in the accompanying combined financial statements are owned by the Company or one of its subsidiaries. These combined financial statements are based on the operations, attributed assets and attributed liabilities of WorldCom group and are not representative of any separately incorporated entity.

    The WorldCom group combined financial statements will provide WorldCom group shareholders with financial information about WorldCom group's operations. Investors in WorldCom stock and MCI stock will be shareholders of the Company and will be subject to risks related to all of the Company's businesses, assets and liabilities. The Company retains ownership and control of the attributed assets, attributed liabilities and operations of WorldCom group and MCI group. Financial effects of either group that affect the Company's consolidated results of operations or financial position could affect the results of operations or financial position of the other group or the market price of the other group's stock. Net losses of either WorldCom group or MCI group and any dividends or distributions on, or repurchases of, WorldCom stock or MCI stock will reduce Company funds legally available for dividends on WorldCom stock or MCI stock. As a result, the WorldCom group combined financial statements should be read along with the Company's consolidated financial statements.

    The combined financial statements of WorldCom group reflect the results of operations, financial position, changes in allocated net worth and cash flows of WorldCom group as if WorldCom group was a separate entity for the periods presented. The financial information included herein, however, may not necessarily reflect the combined results of operations, financial position, changes in allocated net worth and cash flows of WorldCom group had it been a separate, stand-alone entity during the periods presented.

    For financial reporting purposes, the Company has attributed all of its consolidated assets, liabilities, shareholders' investment, revenues, expenses and cash flows to either WorldCom group or MCI group. The separate financial statements give effect to the allocation policies described below under "Intergroup Allocation Policies". Intergroup allocation policies adopted by the Company's Board of Directors can be rescinded or amended, or new policies may be adopted, at the discretion of the Board of Directors, without any prior approval of shareholders, although no such changes are currently contemplated.

    As integrated businesses, the Company has not historically prepared separate financial statements of WorldCom group and MCI group. The combined financial statements of WorldCom group reflect certain assets, liabilities, revenues and expenses directly attributable to WorldCom group as well as allocations based on methodologies deemed reasonable by management; however, the costs of such allocated services charged between WorldCom group and MCI group may not necessarily be indicative of the costs that would have been incurred if WorldCom group and MCI group had performed these functions entirely as stand-alone entities. The Company's Board of Directors will have the ability to control transfers of funds or other assets between WorldCom group and MCI group. The financial statements of WorldCom group are presented to provide additional disclosure related to the underlying businesses that comprise WorldCom group. Management intends on providing audited financial

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for WorldCom group as long as WorldCom stock is outstanding.

INTERGROUP ALLOCATION POLICIES:

    TRACKING STOCK POLICY STATEMENT

    The Company's Board of Directors has fiduciary duties to all shareholders of the Company, and no independent fiduciary duties to the holders of WorldCom stock and MCI stock. The Board of Directors of the Company has adopted a policy statement regarding WorldCom group and MCI group matters. The Company's Board of Directors or any special committee appointed by the Company's Board of Directors, may amend, modify or rescind the policies set forth in this policy statement from time to time at its sole discretion and without shareholder approval. The material provisions of the policy statement are as follows:

    GENERAL POLICY. The policy statement provides that all material matters as to which the holders of WorldCom stock and MCI stock may have potentially divergent interests will be resolved in a manner that the Board of Directors of the Company or any special committee appointed by the Board of Directors determines to be in the best interests of the Company as a whole, after giving due consideration to the potentially divergent interests and all other interests of the holders of the separate series of common stock of the Company that the Board of Directors or any special committee, as the case may be, deems relevant. The policy statement provides that the Company will manage the businesses in WorldCom group and MCI group in a manner intended to maximize the operations, assets and values of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

    Under this policy statement, all material transactions which are determined by the Company's Board of Directors to be in the ordinary course of business between WorldCom group and MCI group, except for those described in the paragraphs below, are intended to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

    CASH MANAGEMENT. Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by the Company's corporate headquarters on behalf of the groups. Under this centralized cash management system, MCI group will generally not be allocated any cash balances. Historically, the Company determined the amount of funding provided to WorldCom group based on actual cash used for capital and operating expenses, net of WorldCom group and MCI group cash receipts.

    CORPORATE ALLOCATIONS

    Corporate allocations have been attributed and/or allocated to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. Such corporate allocations may change at the discretion of the Company and do not require shareholder approval. Management believes that the allocation methodologies applied are reasonable. However, it is not practical to determine whether the allocated amounts represent amounts that would have been incurred on a stand alone basis. Management believes that the allocation methods developed will be comparable to the

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) expected future allocation methods. Explanations of the composition and the method of allocation for such items are described below.

    SHARED CORPORATE SERVICES. The Company has directly charged specifically identifiable costs to WorldCom group and MCI group. Where determinations based on specific usage alone were impracticable, the Company used other allocation methods that it believes are fair, including methods based on factors such as the number of employees and total revenues generated by each group. For the years ended December 31, 1998, 1999 and 2000. WorldCom group was allocated $817 million, $1.6 billion and $2.0 billion of these costs, respectively.

    COMMERCIAL INTER-GROUP TRANSACTIONS. The MCI group is allocated a proportion, based on usage, of the Company's fiber optic system costs for use of the fiber optic systems, which are attributed to WorldCom group and WorldCom group is allocated a corresponding decrease to depreciatioon expense which totaled $118 million, $189 million and $373 million for the years ended
December 31, 1998, 1999 and 2000, respectively. In addition, WorldCom group is allocated a proportion, based on usage, of the Company's switching costs for use of the business voice switched services, which are attributed to MCI group. For the years ended December 31, 1998, 1999 and 2000, switching costs allocated to WorldCom group were $20 million, $64 million and $87 million, respectively. Additionally, MCI group is allocated a proportionate share of costs associated with buildings, furniture and fixtures attributed to WorldCom group, and is also allocated costs for use of the MCI tradenames as discussed below. WorldCom group is allocated a corresponding decrease to depreciation and amortization expense. For the years ended December 31, 1998, 1999 and 2000, these allocated costs totaled $90 million, $331 million and $254 million, respectively.

    All other material commercial transactions in the ordinary course of business between the groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties and will be subject to the review and approval of the Board of Directors or any special committee. Neither group is under any obligation to use services provided by the other group, and each group may use services provided by a competitor of the other group if the Board of Directors or any special committee determines it is in the best interests of the Company as a whole.

    ALLOCATION OF INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been attributed to the respective groups based on specific identification and where acquired companies have been divided between WorldCom group and MCI group, the intangible assets have been attributed based on the respective fair values at the date of purchase of the related operations attributed to each group. Management believes that this method of allocation is equitable and provides a reasonable estimate of the intangible assets attributable to WorldCom group and MCI group. All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to WorldCom group. MCI group will be allocated an expense and the WorldCom group

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) will be allocated a corresponding decrease in amortization expense for the use of the MCI tradenames for the next five years based on the following fee schedule:

YEAR ENDED
DECEMBER 31,
------------
2001:.......................................................  $  27.5 million
2002:.......................................................  $  30.0 million
2003:.......................................................  $  35.0 million
2004:.......................................................  $  40.0 million
2005:.......................................................  $  45.0 million

    Any renewal or termination of use of the MCI tradename by MCI group will be subject to the general policy that our board of directors will act in the best interests of the Company. For each of the years ended December 31, 1998, 1999 and 2000, costs related to the MCI tradenames allocated to the WorldCom group were decreased by $27.5 million per annum since the date of the acquisition of MCI, for use of the MCI tradenames by MCI group.

    FINANCING ARRANGEMENTS. As of January 1, 1999, $6.0 billion of the Company's outstanding debt was notionally allocated to MCI group and $15.2 billion of our debt was notionally allocated to WorldCom group. The Company's debt was allocated between WorldCom group and MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends of each of the groups. In addition, managmement considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, in the allocation process. Management believes that the initial allocation is equitable and supportable by both WorldCom group and MCI group. The debt allocated to MCI group will bear interest at a rate indicative of the rate at which MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. Interest rates will be calculated on a quarterly basis. For purposes of the combined historical financial statements of each of the groups, debt allocated to MCI group was determined to bear an interest rate equal to the weighted-average interest rate, excluding capitalized interest, of the Company's debt plus 1 1/4 percent. Interest allocated to WorldCom group reflects the difference between our actual interest expense and the interest expense charged to MCI group. Upon the recapitalization each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

    In 1999, the Company amended its existing $500 million receivables purchase agreement to $2.0 billion by including additional receivables eligible under the agreement. As of December 31, 2000, the purchaser owned an undivided interest in a $3.5 billion pool of receivables which includes the $1.95 billion sold, of which $2.4 billion and $1.6 billion relate to WorldCom group, respectively. The receivables sold were assigned based on specific identification where practical, or allocated based on total revenues. Management believes that this method of allocation is equitable and provides a reasonable estimate of the receivables attributable to the groups.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company estimates the fair value of attributed WorldCom group financial instruments using available market information and appropriate valuation methodologies. The carrying amounts for cash and cash equivalents, accounts receivable, notes receivable, marketable equity securities, accounts payable, accrued liabilities and long-term debt approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments.

CASH AND CASH EQUIVALENTS:

    The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

Transmission equipment (including conduit)..................  5 to 45 years
Communications equipment....................................  5 to 20 years
Furniture, fixtures, buildings and other....................  4 to 40 years

    The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists on property and equipment attributed to WorldCom group, a loss will be recognized by WorldCom group based on the amount by which the carrying value exceeds the fair value of the asset. If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

    Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

    The Company constructs certain of its own transmission systems and related facilities. Internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such internal costs were $305 million ($195 million in interest), $625 million ($339 million in interest) and $842 million ($495 million in interest) in 1998, 1999 and 2000, respectively, and have been allocated to WorldCom group.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
GOODWILL AND OTHER INTANGIBLE ASSETS:

    The major classes of intangible assets attributed to WorldCom group as of December 31, 1999 and 2000 are summarized below (in millions):

                                           AMORTIZATION PERIOD     1999       2000
                                           -------------------   --------   --------
Goodwill.................................     5 to 40 years      $35,483    $35,596
Tradename................................          40 years        1,100      1,100
Developed technology.....................     5 to 10 years        1,590      1,590
Other intangibles........................     5 to 10 years        1,879      2,665
                                                                 -------    -------
                                                                  40,052     40,951
Less: accumulated amortization...........                         (2,800)    (4,266)
                                                                 -------    -------
Goodwill and other intangible assets,
  net....................................                        $37,252    $36,685
                                                                 =======    =======

    Intangible assets are amortized using the straight-line method for the periods noted above.

    Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of WorldCom group.

    Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $150 million, $354 million and $765 million for the years ended December 31, 1998, 1999 and 2000, respectively.

UNREALIZED HOLDING GAIN ON MARKETABLE EQUITY SECURITIES:

    WorldCom group's attributed equity investments in publicly traded companies are classified as available-for-sale securities. Accordingly, these investments are included in other assets at their fair value of approximately $1.1 billion and $970 million at December 31, 1999 and 2000, respectively. The unrealized holding gain on these marketable equity securities, net of taxes of $345 million and $207 million as of December 31, 1999 and 2000, respectively, is included as a component of allocated net worth in the accompanying combined financial statements. As of December 31, 1999 and 2000, the gross unrealized holding gain on these securities was $918 million and $716 million, respectively. There was no gross unrealized holding loss on these securities at December 31, 1999 and a $164 million gross unrealized holding loss at December 31, 2000. Proceeds from the sale of marketable equity securities totaled $68 million, $1.7 billion and $680 million for the years ended
December 31, 1998, 1999 and 2000, respectively. Gross realized gains on marketable equity securities, which represent reclassification adjustments to other comprehensive income, were $13 million, $374 million and $643 million for the years ended December 31, 1998, 1999 and 2000, respectively. Gross realized losses were $31 million and $25 million for the years ended December 31, 1998 and 2000, respectively. There were no gross realized losses for the year ended December 31, 1999.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
FOREIGN CURRENCY TRANSLATION:

    Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average of exchange rates in effect during the period. Translation adjustments are recorded as a separate component of allocated net worth. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The accompanying combined statements of operations include foreign currency transaction gains, after elimination of minority interests, of $29 million for the year ended
December 31, 1998 and foreign currency transaction losses, after elimination of minority interests, of $36 million and $38 million for the years ended
December 31, 1999 and 2000, respectively.

RECOGNITION OF REVENUES:

    WorldCom group records revenues for telecommunications services at the time of customer usage. Service activation and installation fees are amortized over the average customer contract life. Revenues from information technology services are recognized, depending on the service provided, on a percentage of completion basis or as services and products are furnished or delivered.

ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC:

    WorldCom group enters into operating agreements with telecommunications carriers in foreign countries under which international long distance traffic is both delivered and received. The terms of most switched voice operating agreements, as well as established Federal Communications Commission ("FCC") policy, require that inbound switched voice traffic from the foreign carrier to the United States be routed to United States international carriers, like WorldCom group, in proportion to the percentage of United States outbound traffic routed by that United States international carrier to the foreign carrier. Mutually exchanged traffic between WorldCom group and foreign carriers is settled in cash through a formal settlement policy that generally extends over a six-month period at an agreed upon settlement rate. International settlements are treated as an offset to line costs. This reflects the way in which the business is operated because WorldCom group actually settles in cash through a formal net settlement process that is inherent in the operating agreements with foreign carriers.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

    During the fourth quarter of 2000, the WorldCom group implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, the WorldCom group retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $75 million, net of income tax benefit of $43 million. The pro forma effect of adopting SAB 101 on periods prior to January 1, 2000 was not material to WorldCom group's financial position or results of operations.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
EXTRAORDINARY ITEM:

    In the first quarter of 1998, the WorldCom group recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and related refinancings of the Company's outstanding debt from the Brooks Fiber Properties merger.

INCOME TAXES:

    The federal and state income tax liabilities incurred by the Company and which are determined on a consolidated, combined, or unitary basis will be allocated between WorldCom group and MCI group in accordance with the Company's policy statement. The Company currently intends that the income tax expense for each group and the balance sheet allocation of the expense will be based on a comparison of the Company's tax expense with the hypothetical tax expense of MCI group. The tax expense allocable to MCI group will be the amount that MCI group would have incurred if it had filed tax returns as a separate taxpayer and the tax expense allocable to WorldCom group will be the excess, if any, of the Company's tax expense over the tax expense allocable to MCI group. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated those benefits. Had WorldCom group and MCI group filed separate tax returns, the provision for income taxes and net income for each group would not have significantly differed from the amounts reported on the group's statements of operations for the years ended December 31, 1998, 1999 and 2000. However, the amounts of current and deferred taxes and taxes payable or refundable attributed to each group on the historical financial statements may differ from those that would have been allocated had WorldCom group or MCI group filed separate income tax returns.

    Deferred tax assets and liabilities are based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and the impact of available net operating loss ("NOL") carryforwards. Valuation allowances have been recorded to reduce the deferred tax asset to the amount more likely than not to be realized.

EARNINGS PER SHARE:

    After implementation of the recapitalization, the consolidated financial statements of the Company will present basic and diluted earnings per share for WorldCom stock and MCI stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom stock and MCI stock according to participation rights in undistributed earnings. The combined financial statements of WorldCom group will not present earnings per share because WorldCom stock is a series of common stock of the Company and WorldCom group is not a legal entity with a capital structure.

    For purposes of the consolidated financial statements of the Company, basic earnings per share for WorldCom stock will be computed by dividing net income for the period by the number of weighted-average shares of WorldCom stock then outstanding. Diluted earnings per share of WorldCom stock will be computed by dividing net income for the period by the weighted-average number of shares of WorldCom stock outstanding, including the dilutive effect of WorldCom stock equivalents.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
CONCENTRATION OF CREDIT RISK:

    A portion of WorldCom group's revenues is derived from services provided to other telecommunications service providers. As a result, WorldCom group has some concentration of credit risk among its customer base. WorldCom group performs ongoing credit evaluations of its larger customers' financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to WorldCom group in the event of nonpayment.

RECENTLY ISSUED ACCOUNTING STANDARDS:

    The Financial Accounting Standards Board's, or FASB's, Statement of Financial Accounting Standard, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for WorldCom group as of January 1, 2001. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). WorldCom group has minimal exposure to derivative financial instruments which, as of December 31, 2000, primarily consist of option collar transactions designated as cash flow hedges of anticipated sales of an equity investment and various equity warrants. The Company believes that the adoption of this standard will not have a material effect on WorldCom group's combined results of operations or financial position.

    In September 2000 the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company believes that the adoption of this standard will not have a material effect on WorldCom group's combined results of operations or financial position.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

    The accompanying combined financial statements for WorldCom group as of and for the year ended December 31, 1998 are unaudited. Management of WorldCom group is solely responsible for these financial statements, without benefit of independent accounting experts, and believes the 1998 combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States using standards of materiality consistent with the audited combined financial statements for 1999 and 2000.

RECLASSIFICATIONS:

    Revenues and line costs for all periods reflects a classification change for reciprocal compensation which is now being treated as an offset to cost of sales. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to those carriers. As such, WorldCom group determined that it is more appropriate to reflect this reimbursement net of cost. Previously, WorldCom group recorded this item on a gross basis as revenues. Operating income, net income and the balance sheet are not affected by this reclassification.

    The effects of this reclassification on the accompanying combined statements of operations for the years ended December 31, 1998, 1999 and 2000 are as follows (in millions):

                                                                      NEW PRESENTATION
                                                         ------------------------------------------
                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                         ------------------------------------------
                                                           1998             1999             2000
                                                         --------         --------         --------
Revenues...............................................  $ 9,809          $19,736          $22,755
Line costs.............................................  $ 4,801          $ 7,905          $ 8,745

                                                                      OLD PRESENTATION
                                                         ------------------------------------------
                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                         ------------------------------------------
                                                           1998             1999             2000
                                                         --------         --------         --------
Revenues...............................................  $10,035          $20,131          $23,155
Line costs.............................................  $ 5,027          $ 8,300          $ 9,145

(2) BUSINESS COMBINATIONS--

    The Company has acquired other telecommunications companies offering similar or complementary services to those offered by WorldCom group. These acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the three years ended December 31, 2000.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS-- (CONTINUED)
    On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI") for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into a wholly owned subsidiary of the Company. Upon consummation of the MCI Merger, the wholly owned subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

    As a result of the MCI Merger, each outstanding share of MCI common stock was converted into the right to receive 1.86585 shares of Company common stock, or approximately 1.13 billion Company common shares in the aggregate, and each share of MCI Class A common stock outstanding (all of which were held by British Telecommunications plc ("BT")) was converted into the right to receive $51.00 in cash or approximately $7 billion in the aggregate. The funds paid to BT were obtained by the Company from (i) available cash as a result of the Company's $6.1 billion public debt offering in August 1998; (ii) the sale of MCI's Internet backbone facilities and wholesale and retail internet business (the "iMCI Business") to Cable and Wireless plc ("Cable & Wireless") for
$1.75 billion in cash on September 14, 1998; (iii) the sale of MCI's 24.9% equity stake in Concert Communications Services ("Concert") to BT for $1 billion in cash on September 14, 1998; and (iv) availability under the Company's commercial paper program and credit facilities.

    Upon effectiveness of the MCI Merger, the then outstanding and unexercised options exercisable for shares of MCI common stock were converted into options exercisable for an aggregate of approximately 125 million shares of Company common stock having the same terms and conditions as the MCI options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.86585. The MCI Merger was accounted for as a purchase; accordingly, operating results for MCI attributed to WorldCom group have been included from the date of acquisition.

    The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a consolidated basis, $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.3 billion has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis. Such amounts have been allocated to WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, WorldCom group has been allocated $2.3 billion, $1.3 billion and $22.3 billion of such IPR&D, developed technology and goodwill, respectively.

    On August 4, 1998, MCI acquired a 51.79% voting interest and a 19.26% economic interest in Embratel Participacoes S.A. ("Embratel"), Brazil's facilities-based national and international communications provider, for approximately R$2.65 billion (U.S. $2.3 billion). The purchase price was paid in local currency installments, of which R$1.06 billion (U.S. $916 million) was paid on August 4, 1998, R$795 million (U.S. $442 million) was paid on August 4, 1999, and the remaining R$795 million (U.S. $444 million) was paid on August 4, 2000. Embratel provides domestic long distance and international telecommunications services in Brazil, as well as over 40 other communications services, including leased high-speed data, Internet, frame relay, satellite and packet-switched services. Operating

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS-- (CONTINUED)
results for Embratel are included in the accompanying combined financial statements of WorldCom group and are included from the date of the MCI Merger.

    On January 31, 1998, the Company acquired CompuServe Corporation ("CompuServe"), for approximately $1.3 billion, pursuant to the merger (the "CompuServe Merger") of a wholly owned subsidiary of the Company with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of the Company.

    As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.609375 shares of Company common stock, or approximately 56 million Company common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions:
Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger was accounted for as a purchase; accordingly, operating results for CompuServe attributed to WorldCom group have been included from the date of acquisition.

    On January 31, 1998 the Company also acquired ANS Communications, Inc. ("ANS"), from America Online, Inc. ("AOL"), for approximately $500 million, and entered into five year contracts with AOL under which the Company and its subsidiaries provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from the Company. The Company retained the CompuServe Network Services division. ANS provided Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan. The AOL Transaction was accounted for as a purchase; accordingly, operating results for ANS attributed to WorldCom group have been included from the date of acquisition.

    The purchase price in the CompuServe Merger and AOL Transaction was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a consolidated Company basis, $429 million was allocated to IPR&D. The remaining excess of approximately $1 billion, has been recorded as goodwill, which is being amortized over 10 years on a straight-line basis. Such amounts have been allocated to WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, WorldCom group has been allocated $127 million and $545 million of the IPR&D and goodwill, respectively.

    On January 29, 1998, MCI WorldCom acquired Brooks Fiber Properties, Inc. ("BFP"), pursuant to the merger (the "BFP Merger") of a wholly owned subsidiary of the Company, with and into BFP. Upon consummation of the BFP Merger, BFP became a wholly owned subsidiary of the Company. BFP is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier, in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers, Internet service providers, wireless carriers and business, government and institutional end users with an alternative to the traditional phone company for a broad array of high quality voice, data, video transport and other telecommunications services.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(2) BUSINESS COMBINATIONS-- (CONTINUED)
    As a result of the BFP Merger, each share of BFP common stock was converted into the right to receive 2.775 shares of Company common stock or approximately 109 million Company common shares in the aggregate. The BFP Merger was accounted for as a pooling-of-interests; and, accordingly, the Company's financial statements for periods prior to the BFP Merger have been restated to include the results of BFP.

    During 1998, 1999 and 2000, the Company recorded other liabilities of $2.2 billion, $582 million and $29 million, respectively, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31, 1998, 1999 and 2000, other liabilities attributed to WorldCom group related to these accruals totaled $1.8 billion, $1.6 billion and $832 million, respectively.

(3) IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES--

    The following table reflects the components of the significant items included in WorldCom group's IPR&D and other charges in 1998 and 1999 (in millions):

                                                                1998         1999
                                                             -----------   --------
                                                             (UNAUDITED)
IPR&D......................................................     $2,297       $ --
Provision to reduce the carrying value of certain assets...         49         --
Severance and other employee related costs.................         21         --
Direct merger costs........................................         17          1
Alignment and other exit activities........................         90         (9)
                                                                ------       ----
                                                                $2,474       $ (8)
                                                                ======       ====

    In 1998, WorldCom group recorded a pre-tax charge of $177 million in connection with the BFP Merger, the MCI Merger and asset write-downs and loss contingencies. This charge included $21 million for employee severance, $17 million for BFP direct merger costs, $38 million for conformance of BFP accounting policies, $37 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to asset write-downs and loss contingencies. The $37 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that WorldCom group has or will abandon, and $4 million of other commitments. Because of organizational and operational changes that occurred, management concluded in 1999 that selected leased properties would not be abandoned according to the original plan that was approved by management. Therefore, in 1999 a reversal of a $9 million charge to IPR&D and other charges was recorded in connection with this plan amendment. Additionally, the $33 million related to asset write-downs and loss contingencies includes
$9 million for the decommission of information systems that have no alternative future use, $9 million for the write-down to fair value of assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to BFP. As of December 31, 1999 and 2000, WorldCom group's remaining unpaid liability related to the above charges was $27 million and $20 million, respectively.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(3) IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES-- (CONTINUED) CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT:

    In connection with 1998 business combinations, the Company made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates. Based on the respective fair values of the related operations allocated to each group, $2.3 billion of the IPR&D charge was allocated to WorldCom group. Management believes that this method of allocation provides a reasonable estimate of the IPR&D charges attributable to each group.

(4) INVESTMENTS--

    In November 1999, the Company purchased 30 million shares of Metricom, Inc. ("Metricom") Series A1 preferred stock (the "Metricom Preferred Stock") for
$300 million. The Metricom Preferred Stock bears cumulative dividends at the rate of 6.5% per annum for three years, payable in cash or additional shares of Metricom Preferred Stock. In addition, the Company has the right to elect one director to Metricom's board of directors, although voting rights otherwise will be generally limited to specified matters. The Metricom Preferred Stock is subject to mandatory redemption by Metricom at the original issuance price in 2009 and to redemption at the option of the holder upon the occurrence of specified changes in control or major acquisitions. The Metricom Preferred Stock is convertible into Metricom common stock at the Company's option beginning
May 2002.

    Additionally, the Company signed a five-year, non-exclusive agreement valued at $388 million with Metricom to sell subscriptions for Metricom's Ricochet services. The agreement is subject to the timely deployment of the Metricom network, Metricom's ability to meet agreed performance standards and Metricom's ability to attract a significant number of subscribers through other channel partners.

    In connection with the MCI Merger, the Company acquired an investment in The News Corporation Limited ("News Corp.") comprised of cumulative convertible preferred securities and warrants. In July 1999 the Company received
$1.4 billion in cash from the sale of the Company's interest in News Corp. preferred stock. The Company recorded a gain of $130 million on this sale. Additionally, the Company recorded dividend income of approximately $17 million and $32 million for the years ended December 31, 1998 and 1999, respectively. These amounts have been allocated to WorldCom group.

    In November 1998, the Company and News Corp. entered into an agreement with EchoStar Communications Corporation ("EchoStar") for the sale and transfer of the Company's and News Corp.'s Direct Broadcast Satellite ("DBS") assets (the "EchoStar Transaction"). The EchoStar Transaction was consummated in June 1999 and the Company acquired preferred shares in a subsidiary of News Corp. for a face amount equal to the Company's cost of obtaining the DBS license from the FCC, plus interest thereon. The Company also received from EchoStar approximately 6.8 million shares of EchoStar Class A Common Stock. In
December 1999, the Company sold 2.7 million shares of EchoStar Class A Common Stock and received $190 million in net proceeds. The Company recorded a gain of $101 million on this sale which has been allocated to WorldCom group.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(5) LONG-TERM DEBT--

    The Company's outstanding debt as of December 31, 1999 and 2000 consists of the following (in millions):

                                                         1999                                  2000
                                          -----------------------------------   -----------------------------------
                                          EXCLUDING                             EXCLUDING
                                          EMBRATEL    EMBRATEL   CONSOLIDATED   EMBRATEL    EMBRATEL   CONSOLIDATED
                                          ---------   --------   ------------   ---------   --------   ------------
Commercial paper and credit
  facilities............................   $ 2,875     $   --      $  2,875      $ 3,629     $   --      $  3,629
Floating rate notes due 2001-2002.......     1,000         --         1,000        1,560         --         1,560
7.88% - 8.25% Notes Due 2003-2010.......        --         --            --        3,500         --         3,500
7.38% Notes Due 2006-2011...............        --         --            --        2,000         --         2,000
6.13% - 6.95% Notes Due 2001-2028.......     6,100         --         6,100        6,100         --         6,100
7.13% - 7.75% Notes Due 2004-2027.......     2,000         --         2,000        2,000         --         2,000
8.88% - 13.5% Senior Notes Due
  2002-2006.............................       689         --           689          672         --           672
7.13% - 8.25% Senior Debentures Due
  2023-2027.............................     1,438         --         1,438        1,436         --         1,436
6.13% - 7.50% Senior Notes Due
  2004-2012.............................     2,142         --         2,142        1,934         --         1,934
15% note payable due in annual
  installments through 2000.............        --        440           440           --         --            --
Capital lease obligations, 7.00% -
  11.00% (maturing through 2002)........       483         --           483          413         --           413
Other debt (maturing through
  2008).................................       148        828           976          518      1,134         1,652
                                           -------     ------      --------      -------     ------      --------
                                            16,875      1,268        18,143       23,762      1,134        24,896
Notional debt allocated to MCI group....    (6,000)        --        (6,000)      (6,000)        --        (6,000)
                                           -------     ------      --------      -------     ------      --------
Notional debt allocated to WorldCom
  group.................................    10,875      1,268        12,143       17,762      1,134        18,896
Short-term debt and current maturities
  of allocated WorldCom group long-term
  debt..................................    (4,239)      (776)       (5,015)      (6,764)      (436)       (7,200)
                                           -------     ------      --------      -------     ------      --------
                                           $ 6,636     $  492      $  7,128      $10,998     $  698      $ 11,696
                                           =======     ======      ========      =======     ======      ========

    As of January 1, 1998, $6.0 billion of debt was notionally allocated by the Company to MCI group with the remaining debt notionally allocated to WorldCom group. See Note 1 for a more detailed description of how the Company allocates debt to the groups and Note 5 of the Company's consolidated financial statements for additional debt descriptions.

(6) COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY AND OTHER REDEEMABLE PREFERRED SECURITIES--

    In connection with the MCI Merger, the Company acquired $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A, representing 30 million shares outstanding ("preferred securities") due June 30, 2026 which were previously issued by MCI Capital I, a wholly owned Delaware statutory business trust (the "Trust"). The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the Company's 8% Junior Subordinated Deferrable Interest Debentures, Series A ("Subordinated Debt Securities") due June 30, 2026, the only assets of the Trust.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(6) COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY AND OTHER REDEEMABLE PREFERRED SECURITIES-- (CONTINUED)
    Holders of the preferred securities are entitled to receive preferential cumulative cash distributions from the Trust on a quarterly basis, provided the Company has not elected to defer the payment of interest due on the Subordinated Debt Securities to the Trust. The Company may elect this deferral from time to time, provided that the period of each such deferral does not exceed five years. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debt Securities at maturity or earlier in an amount equal to the amount of Subordinated Debt Securities maturing or being repaid. In addition, in the event the Company terminates the Trust, the Subordinated Debt Securities will be distributed to the then holders of the preferred securities of the Trust.

    The Company has executed various guarantee agreements and supplemental indentures which agreements, when taken together with the issuance of the Subordinated Debt Securities, constitute a full, irrevocable, and unconditional guarantee by the Company of all of the Trust's obligations under the preferred securities (the "Guarantee"). A Guarantee Agreement and Supplement No. 1 thereto covers payment of the preferred securities' quarterly distributions and payments on maturity or redemption of the preferred securities, but only in each case to the extent of funds held by the Trust. If the Company does not make interest payments on the Subordinated Debt Securities held by the Trust, the Trust will have insufficient funds to pay such distributions. The obligations of the Company under the Guarantee and the Subordinated Debt Securities are subordinate and junior in right of payment to all senior debt of the Company.

OTHER REDEEMABLE PREFERRED SECURITIES:

    On December 28, 1998, WorldCom Synergies Management Company, Inc. ("SMC"), a wholly owned subsidiary of the Company, issued 475 shares of an authorized 500 shares of 6.375% cumulative preferred stock, Class A ("SMC Class A Preferred Stock") in a private placement. Each share of SMC Class A Preferred Stock has a par value of $0.01 per share and a liquidation preference of $100,000 per share. The SMC Class A Preferred Stock is mandatorily redeemable by SMC at the redemption price of $100,000 per share plus accumulated and unpaid dividends on January 1, 2019. Dividends on the SMC Class A Preferred Stock are cumulative from the date of issuance and are payable quarterly at a rate per annum equal to 6.375% of the liquidation preference of $100,000 per share when, as and if declared by the board of directors of SMC.

(7) PREFERRED STOCK--

    The Company Series B Convertible Preferred Stock (the "Series B Preferred Stock") is convertible into shares of Company common stock at any time at a conversion rate of 0.1460868 shares of Company common stock for each share of Series B Preferred Stock. Dividends on the Series B Preferred Stock accrue at the rate of $0.0775 per share, per annum and are payable in cash. Dividends will be paid only when, as and if declared by the Board of Directors. The Company has not declared any dividends on the Series B Preferred Stock to date and anticipates that future dividends will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or shares of Company common stock at the Company's election. To date, the Company has elected to pay all accrued dividends in cash, upon conversion.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(7) PREFERRED STOCK-- (CONTINUED)
    The Series B Preferred Stock is also redeemable at the option of the Company at any time after September 30, 2001 at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable in cash or shares of Company common stock at the Company's election.

    The Series B Preferred Stock is entitled to one vote per share with respect to all matters. The Series B Preferred Stock has a liquidation preference of $1.00 per share plus all accrued and unpaid dividends thereon to the date of liquidation. There is no established market for the Series B Preferred Stock.

    In January 2000, each outstanding share of Series C Preferred Stock was redeemed by the Company for $50.75 in cash, or approximately $190 million in the aggregate.

    In May 1998, the Company exercised its option to redeem all of the outstanding Series A 8% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and related depositary shares. Prior to the redemption date, substantially all of the holders of Series A Preferred Stock elected to convert the preferred stock into Company common stock, resulting in the issuance of approximately 49 million shares of Company common stock.

(8) SHAREHOLDER RIGHTS PLAN--

    Under the Company's existing shareholder rights plan, each share of Company common stock has associated with it one preferred stock purchase right entitling its holder to purchase a designated number of shares of Company preferred stock under the circumstances provided for in the rights agreement. Upon shareholder approval of the recapitalization, the Company will amend and restate the shareholder rights plan to provide shareholder rights to both WorldCom group and MCI group shareholders with generally the same terms and conditions as the current rights agreement. See Note 8 to the Company's consolidated financial statements for a more detailed description of the existing shareholder rights plan.

(9) LEASES AND OTHER COMMITMENTS--

    The Company leases office facilities and equipment under non-cancelable operating and capital leases and is also obligated under various right-of-way agreements having initial or remaining terms of more than one year and allocates rent expense on these leases attributable to WorldCom group and MCI group in accordance with the Company's allocation policies. Rental expense allocated to WorldCom group under these operating leases was $74 million, $160 million and $203 million in 1998, 1999 and 2000, respectively.

    WorldCom group is an integrated business of the Company and is therefore subject to all the Company's liabilities and obligations, including lease and other commitments. See Note 9 to the Company's consolidated financial statements for a description of the Company's leases and other commitments.

(10) CONTINGENCIES--

    WorldCom group shareholders are subject to all of the risks related to an investment in the Company and WorldCom group, including the effects of any legal proceedings and claims against MCI

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(10) CONTINGENCIES-- (CONTINUED)
group. See Note 10 to the Company's consolidated financial statements for information related to the Company's contingencies.

(11) EMPLOYEE BENEFIT PLANS--

STOCK OPTION PLANS:

    The Company has several stock option plans under which options to acquire shares of Company common stock may be granted to directors, officers and employees of WorldCom group and MCI group. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant.

401(K) PLANS:

    The Company offers its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,500. The Company matches individual employee contributions in selected plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses allocated to WorldCom group relating to the Company's 401(k) plans were $12 million, $45 million and $44 million for the years ended December 31, 1998, 1999 and 2000, respectively.

PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS:

    The Company maintains various defined benefit plans and other post-retirement benefit plans that cover selected eligible employees of WorldCom group and MCI group. Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees.

    See Notes 11 and 12 to the Company's consolidated financial statements for additional disclosures related to employee benefit plans.

(12) INCOME TAXES--

    The WorldCom group combined balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in the assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss ("NOL") carryforwards as measured in WorldCom group's combined financial statements and as measured by tax laws using enacted tax rates.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(12) INCOME TAXES-- (CONTINUED)
    The provision for income taxes is composed of the following (in millions):

                                                      1998         1999       2000
                                                   -----------   --------   --------
                                                   (UNAUDITED)
Current..........................................     $ (217)     $ (654)    $  580
Deferred.........................................        626       2,510      1,410
                                                      ------      ------     ------
Total provision for income taxes.................     $  409      $1,856     $1,990
                                                      ======      ======     ======

    The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:

                                                      1998         1999       2000
                                                   -----------   --------   --------
                                                   (UNAUDITED)
Expected statutory amount........................      (35.0)%      35.0%     35.0%
Nondeductible amortization of excess of cost over
  net tangible assets acquired...................       10.1         6.7       6.0
State income taxes...............................       (2.6)        2.5       2.6
Charge for in-process research and development...       55.4          --        --
Valuation allowance..............................         --        (2.5)       --
Other............................................       (1.6)        0.4      (3.5)
                                                      ------      ------     -----
Actual tax provision.............................       26.3%       42.1%     40.1%
                                                      ======      ======     =====

    The following is a summary of the significant components of WorldCom group's attributed deferred tax assets and liabilities as of December 31, 1999 and 2000 (in millions):

                                                    1999                     2000
                                           ----------------------   ----------------------
                                            ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                           --------   -----------   --------   -----------
Fixed assets.............................   $   --      $(2,556)     $   --      $(3,957)
Goodwill and other intangibles...........       --         (132)         --         (167)
Investments..............................       90           --         363           --
Line installation costs..................       --         (400)         --         (264)
Accrued liabilities......................      375           --         745           --
NOL carryforwards........................      926           --         517           --
Tax credits..............................      189           --         692           --
Other....................................       --         (105)         --         (290)
                                            ------      -------      ------      -------
                                             1,580       (3,193)      2,317       (4,678)
Valuation allowance......................      (51)          --        (191)          --
                                            ------      -------      ------      -------
                                            $1,529      $(3,193)     $2,126      $(4,678)
                                            ======      =======      ======      =======

    At December 31, 2000, WorldCom group was attributed unused NOL carryforwards for federal income tax purposes of approximately $900 million which expire in various amounts during the years 2011 through 2019. These NOL carryforwards together with state and other NOL carryforwards within the United States result in a deferred tax asset of approximately $326 million at December 31, 2000.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(12) INCOME TAXES-- (CONTINUED)
    A valuation allowance of $109 million was reversed during 1999 as a result of a change in tax regulations and recorded as a reduction in goodwill.

    In addition, at December 31, 2000 WorldCom group was attributed unused NOL carryforwards of $458 million outside the United States which generally do not expire. These carryforwards result in a $191 million deferred tax asset for which a valuation allowance has been established.

    Approximately $358 million of WorldCom group's allocated deferred tax assets are related to preacquisition NOL carryforwards attributable to entities acquired in transactions accounted for as purchases. Accordingly, any future reductions in the valuation allowance related to such deferred tax assets will result in a corresponding reduction in goodwill. If, however, subsequent events or conditions dictate an increase in the need for a valuation allowance attributable to such deferred tax assets, the income tax expense for that period will be increased accordingly.

(13) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--

    Interest paid by WorldCom group during the years ended December 31, 1998, 1999 and 2000 amounted to $37 million, $816 million and $488 million, respectively. WorldCom group made no income tax payments during the year ended December 31, 1998 and income taxes paid, net of refunds, during the years ended December 31, 1999 and 2000 were $35 million and $28 million, respectively.

    In conjunction with business combinations attributed to WorldCom group, assets acquired and liabilities assumed, including revisions to previously recorded acquisitions, and Company common stock issued were as follows (in millions):

                                                       1998         1999       2000
                                                    -----------   --------   --------
                                                    (UNAUDITED)
Fair value of assets acquired.....................    $ 19,964    $   (92)     $ --
Goodwill and other intangible assets..............      26,275      2,041        43
Liabilities assumed...............................     (19,287)      (935)      (29)
Company common stock issued.......................     (25,141)      (228)       --
                                                      --------    -------      ----
Net cash paid.....................................    $  1,811    $   786      $ 14
                                                      ========    =======      ====

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(14) SEGMENT AND GEOGRAPHIC INFORMATION--

    Based on its organizational structure, WorldCom group operates in five reportable segments: Commercial voice and data, Internet, International operations, Embratel and Other. WorldCom group's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. The Commercial voice and data segment includes voice, data and other types of domestic communications services for commercial customers. The Internet segment provides Internet services including dedicated access and web and application hosting services. International operations provide voice, data, Internet and other similar types of communications services to customers primarily in Europe and the Asia Pacific region. Embratel provides communications services in Brazil. Other includes primarily the operations of MCI Systemhouse Corp. and SHL Systemhouse Co. (collectively, "SHL") and other non-communications services. In April 1999, SHL was sold to Electronic Data Systems Corporation.

    The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's fiber optic networks, which do not make a distinction between the types of services. Profit and loss information is reported only on a consolidated basis to the chief operating decision-maker and the Company's Board of Directors.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Information about WorldCom group's segments is as follows (in million):

                                      REVENUES FROM                   SELLING, GENERAL AND            CAPITAL
                                   EXTERNAL CUSTOMERS                ADMINISTRATIVE EXPENSES        EXPENDITURES
                            ---------------------------------   ---------------------------------   -----------
                               1998         1999       2000        1998         1999       2000        1998
                            -----------   --------   --------   -----------   --------   --------   -----------
                            (UNAUDITED)                         (UNAUDITED)                         (UNAUDITED)
Voice and data............    $ 6,066     $13,263    $14,443      $ 1,212      $2,170     $2,588      $ 2,796
Internet..................        897       1,554      2,466          224         485        612          613
International
  operations..............      1,090       1,624      2,368          348         774      1,117        1,078
Corporate-Sprint merger
  costs and other
  charges.................         --          --         --           --          --        433           --
SAB 101, Other............        574         523        (33)         170         170        (14)          36
                              -------     -------    -------      -------      ------     ------      -------
Total before Embratel.....      8,627      16,964     19,244        1,954       3,599      4,736        4,523
Embratel..................      1,182       2,854      3,665          258         610        980          369
Elimination of
  intersegment
  revenues/expenses.......         --         (82)      (154)          --         (14)       (27)          --
                              -------     -------    -------      -------      ------     ------      -------
Total.....................    $ 9,809     $19,736    $22,755      $ 2,212      $4,195     $5,689      $ 4,892
                              =======     =======    =======      =======      ======     ======      =======

                                  CAPITAL
                             EXPENDITURES
                            -------------------
                              1999       2000
                            --------   --------

Voice and data............   $4,186    $ 5,643
Internet..................    1,346      2,133
International
  operations..............    1,494      1,592
Corporate-Sprint merger
  costs and other
  charges.................       --         --
SAB 101, Other............       10        762
                             ------    -------
Total before Embratel.....    7,036     10,130
Embratel..................      893        854
Elimination of
  intersegment
  revenues/expenses.......       --         --
                             ------    -------
Total.....................   $7,929    $10,984
                             ======    =======

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(14) SEGMENT AND GEOGRAPHIC INFORMATION-- (CONTINUED)
    The following is a reconciliation of the segment information to income
(loss) before income taxes, minority interests, cumulative effect of accounting change and extraordinary items (in millions):

                                                    1998         1999       2000
                                                 -----------   --------   --------
                                                 (UNAUDITED)
Revenues.......................................    $ 9,809     $19,736    $22,755
Operating expenses.............................     11,231      15,105     17,714
                                                   -------     -------    -------
Operating income (loss)........................     (1,422)      4,631      5,041
Other income (expense):
  Interest expense.............................       (180)       (460)      (458)
  Miscellaneous................................         44         237        385
                                                   -------     -------    -------
Income (loss) before income taxes, minority
  interests, cumulative effect of accounting
  change and extraordinary items...............    $(1,558)    $ 4,408    $ 4,968
                                                   =======     =======    =======

    Information about WorldCom group's operations by geographic areas are as follows (in millions):

                               1998                    1999                    2000
                       ---------------------   ---------------------   ---------------------
                            (UNAUDITED)
                                  LONG-LIVED              LONG-LIVED              LONG-LIVED
                       REVENUES     ASSETS     REVENUES     ASSETS     REVENUES     ASSETS
                       --------   ----------   --------   ----------   --------   ----------
United States........  $ 7,085      $16,081    $14,760      $19,635    $16,111      $27,643
Brazil...............    1,182        5,049      2,772        4,017      3,511        4,008
All other
  international......    1,542        1,519      2,204        2,575      3,133        3,526
                       -------      -------    -------      -------    -------      -------
Total................  $ 9,809      $22,649    $19,736      $26,227    $22,755      $35,177
                       =======      =======    =======      =======    =======      =======

(15) RELATED PARTY TRANSACTIONS--

    See Note 18 to the Company's consolidated financial statements for information pertaining to the Company's related party transactions.

           WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(16) UNAUDITED QUARTERLY FINANCIAL DATA--

                                                                  QUARTER ENDED
                              -------------------------------------------------------------------------------------
                                   MARCH 31,             JUNE 30,            SEPTEMBER 30,         DECEMBER 31,
                                1999       2000       1999       2000       1999       2000       1999       2000
                              --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (IN MILLIONS)
Revenues:
  Previously reported.......   $5,026     $5,550     $4,949     $5,743     $4,965     $5,952     $5,191     $5,943
  Revenue
  reclassifications.........      (88)      (115)      (101)      (113)      (103)       (99)      (103)       (73)
  SAB 101...................       --         (6)        --         (9)        --         (9)        --         (9)
                               ------     ------     ------     ------     ------     ------     ------     ------
  Revenues, as reported.....    4,938      5,429      4,848      5,621      4,862      5,844      5,088      5,861

Operating income:
  Previously reported.......      686      1,393        992      1,377      1,332      1,148      1,621      1,142
  SAB 101...................       --         (3)        --        (13)        --         (9)        --          6
                               ------     ------     ------     ------     ------     ------     ------     ------
  Operating income, as
  reported..................      686      1,390        992      1,364      1,332      1,139      1,621      1,148

Income before cumulative
  effect of accounting
change
  and extraordinary items:
  Previously reported.......      310        746        487        743        654        607        915        600
  SAB 101...................       --         (5)        --        (11)        --         (8)        --          1
                               ------     ------     ------     ------     ------     ------     ------     ------
  As reported...............      310        741        487        732        654        599        915        601

Net income:
  Previously reported.......      293        729        468        727        636        591        897        584
  SAB 101...................       --        (80)        --        (11)        --         (8)        --          1
                               ------     ------     ------     ------     ------     ------     ------     ------
  Net income, as reported...      293        649        468        716        636        583        897        585

    See Note 1 for additional information related to WorldCom group's revenue reclassifications and adoption of SAB 101.

    Results for the quarter ended June 30, 2000 include a pre-tax charge of $93 million associated with the termination of the Sprint Corporation merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and results for the quarter ended September 30, 2000, include a $340 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.